Exhibit 99.1

EveryWare Global, Inc. Provides Update on Credit Agreements

- Company to Resume Production at its Monaca Facility -

Lancaster, OH - May 30, 2014 — EveryWare Global, Inc. (“EveryWare” or the “Company”) (Nasdaq: EVRY), announced today that it entered into a Forbearance Agreement with the administrative agent and certain other lenders under the Company’s Term Loan Agreement. In addition, EveryWare entered into an amendment to the Company’s asset back loan (“ABL”) agreement with the lenders under its ABL facility. The Company also announced it intends to partially reopen its Monaca, Pennsylvania facility.

Sam Solomon, interim Chief Executive Officer of EveryWare, stated, “We are pleased to reach these agreements with our lenders and to reopen our Monaca facility. We thank all our business partners for their continued support.”

The Forbearance Agreement provides that the lenders under the Term Loan Agreement will forbear from exercising their rights and remedies under the Term Loan Agreement with respect to the events of default that occurred as a result of the Company’s failure to comply with the maximum consolidated leverage ratio covenant and the minimum interest coverage ratio covenant for the fiscal quarter ended March 31, 2014. The period of forbearance is set to expire at 5:00 p.m. (New York City time) on June 30, 2014, unless terminated earlier pursuant to the terms of the Forbearance Agreement.

In addition, the Company entered into an amendment to the Company’s ABL agreement. Among other things, the ABL amendment extended the temporary increase in the Company’s available liquidity from May 30, 2014 to the earlier of (i) June 30, 2014 and (ii) the date on which the Forbearance Agreement terminates in accordance with its terms. If the Forbearance Agreement terminates prior to June 30, 2014, it will result in an event of default under the ABL agreement.

Separately, the Company announced its intention to partially reopen its Monaca, Pennsylvania facility. As previously disclosed, the Company temporarily shut down the Monaca facility and its Lancaster, Ohio facility on May 15, 2014 as part of its efforts to conserve cash and reduce glassware inventory. The Company currently intends to reopen three of the six production lines at the Monaca facility on June 2, 2014 to support customer orders. The Company has not yet determined when it will reopen the remaining production lines or when it will reopen its Lancaster, Ohio facility.

The Company also announced the resignation of Barry L. Kasoff from the Company’s Board of Directors. Mr, Kasoff will be replaced on the audit committee by William Krueger, an existing member of the Board of Directors.

Solomon added, “We would like to thank Barry for his valuable time and contributions to the Company. We wish him well in his future endeavors.”

About EveryWare

EveryWare (Nasdaq: EVRY) is a leading global marketer of tabletop and food preparation products for the consumer and foodservice markets, with operations in the United States, Canada, Mexico, Latin America, Europe and Asia. Its global platform allows it to market and distribute internationally its total portfolio of products, including bakeware, beverageware, serveware, storageware, flatware, dinnerware, crystal, buffetware and hollowware; premium spirit bottles; cookware; gadgets; candle and floral glass containers; and other kitchen products, all under a broad collection of widely-recognized brands. Driven by devotion to design, EveryWare is recognized for providing quality tabletop and kitchen solutions through its consumer, foodservice, specialty and international channels. EveryWare was formed through the merger of Anchor Hocking, LLC and Oneida Ltd. in March of 2012. Additional information can be found on EveryWare’s Investor Relations Website: http://investors.everywareglobal.com/.

Forward Looking Statements

This press release contains forward-looking statements regarding future events and our future results that are subject to the safe harbors created under the Securities Act of 1933 (the “Securities Act”) and the Securities Exchange Act of 1934 (the “Exchange Act”). All statements other than statements of historical facts are statements that could be deemed forward-looking statements. These statements are based on current expectations, estimates, forecasts, and projections about the industries in which we operate and the beliefs and assumptions of our management. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “continues,” “endeavors,” “strives,” “may,” variations of such words, and similar expressions are intended to identify such forward-looking statements. In addition, any statements that refer to projections of our future financial performance, our anticipated growth and trends in our businesses, covenant compliance, liquidity and other characterizations of future events or circumstances are forward-looking statements.

Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict. Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements. We undertake no obligation to revise or update any forward-looking statements for any reason. For a description of the risks, uncertainties, and assumptions that may impact our actual results or performance, see the Company’s Annual Report on Form 10-K for 2013, filed with the Securities and Exchange Commission, as it may be updated in subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with or furnished to the Securities and Exchange Commission.

Contact:

Josh Hochberg

Sloane & Company

jhochberg@sloanepr.com